AMENDED ARTICLES OF INCORPORATION
                                       OF
                                  INCITATIONS, INC.
                               (File Number C5208-95)
                                A NEVADA CORPORATION

Pursuant to the provisions of the Nevada Revised Statutes, the undersigned Corporation adopts these Articles of Amendment to its Articles of Incorporation:

FIRST: ARTICLE I of the Articles of Incorporation as now filed is stricken in its entirety, and the following Article I substituted therefore as if it had been part of the original Articles of
Incorporation:

ARTICLE I

	ARTICLE I: The name of the corporation is:

                        OSPREY GOLD CORP.

SECOND: ARTICLE IV of the Articles of Incorporation as now filed is stricken in its entirety, and the following Article IV substituted therefore as if it had been part of the original
Articles of Incorporation:

ARTICLE IV

ARTICLE IV: Authorized Shares: The total number of shares of capital stock which the Corporation has the authority to issue is three hundred twenty million (320,000,000). The total number of shares of common stock which the Corporation is authorized to issue is three hundred million (300,000,000) and the par value of each share of such common stock is two-hundredths of one cent ($.0002) for an aggregate par value of sixty thousand dollars ($60,000). The total number of shares of preferred stock which the Corporation is authorized to issue is twenty million (20,000,000) and the par value of each share of such preferred stock is two-hundredth of one cent ($.0002) for an aggregate par value of four thousand dollars ($4,000).

THIRD: The date of adoption of this Amendment by the shareholders of this corporation is and shall become effective upon filing with the Secretary of State of Nevada.

FOURTH: This Amendment to the Articles of Incorporation of the Corporation, has been duly adopted in accordance with the provisions of Section 78.390 and Section 78.320, Sub. 2 and 3 of the Nevada Revised Statutes. The number of shares outstanding at the time of adoption of this Amendment was 27,142,325; 93% of the shares entitled to vote executed a Statement of Consent to Action by the Shareholders of the Company, which was sufficient for passage of the Amendment.

IN WITNESS WHEREOF the undersigned, the President and Secretary of the Corporation, have executed this Amendment to the Articles of Incorporation this 23rd day of April, 2003.


                                     /s/ Betty North
                                     -----------------
                                     Betty North,
                                     Secretary/Director